FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2018 RESULTS

- - Very Good Sales Growth - -
- - Strong EPS Growth - -

COLUMBUS, Ohio, USA - November 8, 2018 - Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2018. Provided below are the highlights:

•	Reported sales increased 5% as compared with the prior year. In local currency, sales increased 7% in the quarter as currency reduced sales growth by 2%.

•
Net earnings per diluted share as reported (EPS) were $4.93, compared with $3.99 in the prior-year period. Adjusted EPS was $5.12, an increase of 17% over the prior-year amount of $4.36. Adjusted EPS is a non-GAAP measure, and we have included a reconciliation to EPS on the last page of the attached schedules.

Third Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “We had very good sales growth with particularly strong results in our Laboratory products. In addition, China had very good growth despite a difficult comparison with excellent sales growth in the prior year. Earnings growth was again strong as we continue to benefit from our margin and productivity initiatives.”

GAAP Results
EPS in the quarter was $4.93, compared with the prior-year amount of $3.99.

Compared with the prior year, total reported sales increased 5% to $734.8 million. By region, reported sales increased 5% in the Americas, 1% in Europe and 9% in Asia/Rest of World. Earnings before tax amounted to $160.4 million, compared with $139.6 million in the prior year.

Non-GAAP Results
Adjusted EPS was $5.12, an increase of 17% over the prior-year amount of $4.36.

Compared with the prior year, total sales in local currency increased 7% as currency reduced reported sales growth by 2%. By region, local currency sales increased 5% in the Americas, 3% in Europe and 11% in Asia/Rest of World. Adjusted Operating Income amounted to $182.0 million, a 13% increase from the prior-year amount of $161.7 million.

Adjusted EPS and Adjusted Operating Income are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Nine Month Results

GAAP Results
EPS in the first nine months was $12.81, compared with the prior-year amount of $11.31.

Compared with the prior-year period, total reported sales increased 9% to $2.118 billion. By region, reported sales increased 5% in the Americas, 9% in Europe and 14% in Asia/Rest of World. Earnings before tax amounted to $421.4 million, compared with $380.3 million in the prior year.

Non-GAAP Results
Adjusted EPS was $13.50, an increase of 16% over the prior-year amount of $11.61.

Compared to the prior-year period, total sales in local currency increased 6% as currency benefited reported sales growth by 3%. By region, local currency sales increased 5% in the Americas, 3% in Europe and 10% in Asia/Rest of World. Adjusted Operating Income amounted to $490.8 million, a 13% increase from the prior-year amount of $435.7 million.

Adjusted EPS and Adjusted Operating Income are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Share Repurchase Authorization

The Company has a $4.5 billion stock repurchase program of which $4.3 billion has been utilized. The Company announced that the Board of Directors authorized an additional $2.0 billion to the share repurchase program. Any amount remaining under the existing program will be incorporated into the new authorization. Filliol commented, "The additional authorization allows us to continue the share repurchase program which has provided strong returns for our shareholders over many years. We are confident in our future growth prospects and our balance sheet and cash flow generation remain very strong." The Company expects the additional authorization will be utilized over the next several years. The Company added that the repurchases will be made through open market transactions, and the amount and timing will depend on business and market conditions, stock price, trading restrictions, the level of acquisition activity and other factors.

Outlook

Based on today's assessment of market conditions, management anticipates that local currency sales growth in the fourth quarter 2018 will be approximately 6%, and Adjusted EPS is forecasted to be in the range of $6.72 to $6.77, an increase of 13%. Included in the fourth quarter guidance is an estimated 5% headwind to Adjusted EPS growth due to adverse currency and higher tariff costs.

For the full year 2018, local currency sales growth is expected to be approximately 6%. This sales growth is expected to result in Adjusted EPS in the range of $20.20 to $20.25, an increase of 15%. This compares with previous guidance of Adjusted EPS in the range of $20.10 to $20.25.

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in 2019 will be approximately 5%. This sales growth is expected to result in Adjusted EPS in the range of $22.40 to $22.60. Using the mid-point of 2018 guidance, this would result in Adjusted EPS growth of 11% to 12%. The percentage headwind to Adjusted EPS growth in 2019 due to adverse currency and higher tariff costs will be similar to what we expect in the fourth quarter 2018.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known. The Company noted in making its outlook that economic uncertainty remains in certain regions of the world and market conditions are subject to change.

Conclusion

Filliol concluded, “Demand remains solid in our markets and we are benefiting from our growth initiatives including investments in our field force, Spinnaker sales and marketing programs and new product launches. While global business activity remains good overall, we are more cautious on the global economy compared with earlier in the year. We will monitor closely and remain agile and adapt our plans if market conditions change. We are confident in our ability to execute on our growth initiatives and believe we are well positioned to continue to gain market share. Looking ahead to 2019, we assume current market conditions will remain largely unchanged. With the benefit of our margin and productivity initiatives, and despite greater headwinds due to currency and tariffs, we believe we can continue to deliver strong results for 2018 and 2019.”

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, Nov. 8) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control, and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	September 30, 2018		% of sales	September 30, 2017		% of sales

Net sales	$734,846	(a)	100.0	$698,799		100.0
Cost of sales	315,592		42.9	297,824	(b)	42.6
Gross profit	419,254		57.1	400,975		57.4

Research and development	34,838		4.7	32,203	(b)	4.6
Selling, general and administrative	202,451		27.6	207,033	(b)	29.6
Amortization	11,856		1.6	10,716		1.5
Interest expense	9,003		1.2	8,248		1.2
Restructuring charges	2,222		0.3	3,385		0.5
Other charges (income), net	(1,479)		(0.1)	(237)	(b)	0.0
Earnings before taxes	160,363		21.8	139,627		20.0

Provision for taxes	33,710		4.6	34,677		5.0
Net earnings	$126,653		17.2	$104,950		15.0

Basic earnings per common share:
Net earnings	$5.04			$4.10
Weighted average number of common shares	25,126,061			25,613,433

Diluted earnings per common share:
Net earnings	$4.93			$3.99
Weighted average number of common and common equivalent shares	25,683,365			26,303,529

Note:
(a)	Local currency sales increased 7% as compared to the same period in 2017.
(b)
In accordance with the new accounting rules that went into effect on January 1, 2018, the Company reclassified a net pension benefit of $1.2 million into other charges (income) from other income statement categories for the three months ended September 30, 2017 to be consistent with the 2018 presentation.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	September 30, 2018		% of sales	September 30, 2017		% of sales

Earnings before taxes	$160,363			$139,627
Amortization	11,856			10,716
Interest expense	9,003			8,248
Restructuring charges	2,222			3,385
Other charges (income), net	(1,479)			(237)	(b)
Adjusted operating income	$181,965	(c)	24.8	$161,739		23.1

Note:
(c)	Adjusted operating income increased 13% as compared to the same period in 2017.

METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Nine months ended			Nine months ended
	September 30, 2018		% of sales	September 30, 2017		% of sales

Net sales	$2,117,663	(a)	100.0	$1,947,022		100.0
Cost of sales	910,851		43.0	827,046	(b)	42.5
Gross profit	1,206,812		57.0	1,119,976		57.5

Research and development	104,866		5.0	95,985	(b)	4.9
Selling, general and administrative	611,149		28.9	588,313	(b)	30.2
Amortization	35,561		1.7	31,010		1.6
Interest expense	25,671		1.2	24,160		1.2
Restructuring charges	13,956		0.6	8,840		0.5
Other charges (income), net	(5,795)		(0.3)	(8,654)	(b)(c)	(0.4)
Earnings before taxes	421,404		19.9	380,322		19.5

Provision for taxes	89,979		4.2	81,326		4.1
Net earnings	$331,425		15.7	$298,996		15.4

Basic earnings per common share:
Net earnings	$13.10			$11.60
Weighted average number of common shares	25,296,680			25,764,472

Diluted earnings per common share:
Net earnings	$12.81			$11.31
Weighted average number of common and common equivalent shares	25,877,979			26,446,677

Note:
(a)	Local currency sales increased 6% as compared to the same period in 2017.
(b)
In accordance with the new accounting rules that went into effect on January 1, 2018, the Company reclassified a net pension benefit of $3.1 million into other charges (income) from other income statement categories for the nine months ended September 30, 2017 to be consistent with the 2018 presentation.

(c)
Other charges (income), net includes a one-time gain of $3.4 million for the nine months ended September 30, 2017 relating to the sale of the facility in Switzerland in connection with our initiative to consolidate certain Swiss operations into a new facility.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Nine months ended			Nine months ended
	September 30, 2018		% of sales	September 30, 2017		% of sales

Earnings before taxes	$421,404			$380,322
Amortization	35,561			31,010
Interest expense	25,671			24,160
Restructuring charges	13,956			8,840
Other charges (income), net	(5,795)			(8,654)	(b)(c)
Adjusted operating income	$490,797	(d)	23.2	$435,678		22.4

Note:
(d)	Adjusted operating income increased 13% as compared to the same period in 2017.

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	September 30, 2018	December 31, 2017

Cash and cash equivalents	$137,448	$148,687
Accounts receivable, net	494,887	528,615
Inventories	277,266	255,390
Other current assets and prepaid expenses	61,898	74,031
Total current assets	971,499	1,006,723

Property, plant and equipment, net	697,689	668,271
Goodwill and other intangible assets, net	758,766	766,556
Other non-current assets	129,710	108,255
Total assets	$2,557,664	$2,549,805

Short-term borrowings and maturities of long-term debt	$55,753	$19,677
Trade accounts payable	156,447	167,627
Accrued and other current liabilities	485,269	502,369
Total current liabilities	697,469	689,673

Long-term debt	988,894	960,170
Other non-current liabilities	339,686	352,682
Total liabilities	2,026,049	2,002,525

Shareholders’ equity	531,615	547,280
Total liabilities and shareholders’ equity	$2,557,664	$2,549,805

METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017

Cash flow from operating activities:
Net earnings	$126,653	$104,950	$331,425	$298,996
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	9,283	8,502	27,889	24,421
Amortization	11,856	10,716	35,561	31,010
Deferred tax benefit	(1,792)	(3,914)	(11,901)	(7,754)
Other	2,763	4,027	9,799	8,656
Increase (decrease) in cash resulting from changes in
operating assets and liabilities	911	21,577	(26,340)	(4,094)
Net cash provided by operating activities	149,674	145,858	366,433	351,235
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	3,279	228	7,809	10,437
Purchase of property, plant and equipment	(35,079)	(37,297)	(96,665)	(85,826)
Acquisitions	(4,462)	(107,748)	(4,962)	(108,445)
Net hedging settlements on intercompany loans	(7,822)	4,749	(780)	3,716
Net cash used in investing activities	(44,084)	(140,068)	(94,598)	(180,118)
Cash flows from financing activities:
Proceeds from borrowings	169,094	312,773	772,274	985,694
Repayments of borrowings	(201,180)	(218,899)	(703,704)	(834,061)
Proceeds from exercise of stock options	4,817	6,380	14,777	23,315
Repurchases of common stock	(118,750)	(85,049)	(356,249)	(334,998)
Other financing activities	(29)	—	(1,664)	(7,205)
Net cash used in financing activities	(146,048)	15,205	(274,566)	(167,225)

Effect of exchange rate changes on cash and cash equivalents	(5,284)	1,757	(8,508)	6,550

Net (decrease) increase in cash and cash equivalents	(45,742)	22,752	(11,239)	10,412

Cash and cash equivalents:
Beginning of period	183,190	146,334	148,687	158,674
End of period	$137,448	$169,086	$137,448	$169,086

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$149,674	$145,858	$366,433	$351,235
Payments in respect of restructuring activities	3,292	2,375	16,701	7,701
Payments for acquisition costs	140	764	140	764
Transition tax payment	—	—	4,200	—
Proceeds from sale of property, plant and equipment	3,279	228	7,809	10,437
Purchase of property, plant and equipment	(35,079)	(37,297)	(96,665)	(85,826)
Adjusted free cash flow	$121,306	$111,928	$298,618	$284,311

METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

			Europe		Americas	Asia/RoW		Total

U.S. Dollar Sales Growth
Three Months Ended September 30, 2018			1%		5%	9%		5%
Nine Months Ended September 30, 2018			9%		5%	14%		9%

Local Currency Sales Growth
Three Months Ended September 30, 2018			3%		5%	11%		7%
Nine Months Ended September 30, 2018			3%		5%	10%		6%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Nine months ended
	September 30,					September 30,
	2018		2017		% Growth	2018		2017		% Growth

EPS as reported, diluted	$4.93		$3.99		24%	$12.81		$11.31		13%

Restructuring charges, net of tax	0.07	(a)	0.10	(a)		0.42	(a)	0.26	(a)
Purchased intangible amortization, net of tax	0.10	(b)	0.07	(b)		0.29	(b)	0.18	(b)
Income tax expense	0.02	(c)	0.15	(c)		(0.02)	(c)	(0.09)	(c)
Acquisition costs, net of tax	—		0.05	(d)		—		0.05	(d)
Gain on facility sale	—		—			—		(0.10)	(e)

Adjusted EPS, diluted	$5.12		$4.36		17%	$13.50		$11.61		16%

Notes:
(a)
Represents the EPS impact of restructuring charges of $2.2 million ($1.7 million after tax) and $3.4 million ($2.6 million after tax) for the three months ended September 30, 2018 and 2017, and $14.0 million ($10.9 million after tax) and $8.8 million ($6.9 million after tax) for the nine months ended September 30, 2018 and 2017, respectively. Restructuring charges in 2018 primarily relates to employee and other costs associated with the consolidation of facilities.

(b)
Represents the EPS impact of purchased intangibles amortization, net of tax, of $3.4 million ($2.5 million after tax) and $2.6 million ($1.7 million after tax) for the three months ended September 30, 2018 and 2017, and $10.0 million ($7.5 million after tax) and $7.2 million ($4.7 million after tax) for the nine months ended September 30, 2018 and 2017, respectively.

(c)	Represents the EPS impact on our reported tax rate during the three and nine months ending September 30, 2018 and 2017, respectively, due to excess tax benefits associated with stock option exercises.
(d)	Represents the EPS impact of acquisition costs of $1.7 million ($1.3 million after tax) for the three and nine months ended September 30, 2017.
(e)
Represents the EPS impact of a one-time gain of $3.4 million ($2.7 million after tax) for the nine months ended September 30, 2017 relating to the sale of a facility in Switzerland in connection with our initiative to consolidate certain Swiss operations into a new facility.